Exhibit 99.1

For Immediate Release

Contacts:

Chiron Corporate Communications &

Investor Relations

Media:                    (510) 923-6500

Investors:              (510) 923-2300

CHIRON RECEIVES FDA WARNING LETTER

EMERYVILLE, Calif., December 10, 2004 — Chiron Corporation (NASDAQ:  CHIR) today announced that the U.S. Food and Drug Administration (FDA) has issued the company a warning letter in connection with the agency’s October 2004 inspection of Chiron’s Liverpool facility, which produces FLUVIRIN® influenza virus vaccine.  The warning letter cites inspectional observations concerning adherence to current Good Manufacturing Practices (cGMP) that the agency had previously issued on a Form 483.  Chiron has since responded to many of these observations in the remediation plan the company submitted to the FDA in November, which is currently underway.

In its warning letter, the FDA acknowledges Chiron’s written response to the Form 483 inspectional observations.  Chiron has met with the FDA to discuss these observations, and further meetings are scheduled.  The warning letter also asks Chiron for more detail in two areas—investigations into cGMP deviations and the design and conduct of studies to aid investigations—and requires a response within 15 working days.  Chiron intends to cooperate fully with the FDA in response to the warning letter.

About Chiron

Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology.  The company works to deliver on the limitless promise of science and make a positive difference in people’s lives.  For more information, please visit www.chiron.com.

About Chiron Vaccines

Chiron Vaccines, the world’s fifth-largest vaccines business, is headquartered in Oxford, United Kingdom, and has facilities located throughout Europe, the United States and Asia.  Chiron Vaccines is the world’s second-largest manufacturer of influenza vaccines and has important meningitis, pediatric and travel vaccine franchises.  Chiron Vaccines is the leading vaccine manufacturer in the United Kingdom, Germany and Italy.  The company’s portfolio of products includes vaccines for influenza, meningitis C, rabies, tick-borne encephalitis, yellow fever, haemophilus influenzae B (Hib), polio, mumps, measles and rubella (MMR) and diphtheria, tetanus and pertussis (whooping cough).

This news release contains forward-looking statements, including statements regarding the supply of FLUVIRIN that Chiron expects to deliver to the U.S. market in future influenza seasons.  These forward-looking statements involve risks and uncertainties and are subject to change.  No assurances can be given that additional issues with respect to FLUVIRIN or Chiron’s manufacturing generally will not arise in the future or that the FDA will not revoke Chiron’s FLUVIRIN license.  Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, additional adverse developments resulting from investigations or discussions with or actions taken or required by the UK Medicines and Healthcare Products Regulatory Agency, FDA, U.S. Department of Health and Human Services, or U.S. Centers for Disease Control and Prevention.  In addition, a full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended September 30, 2004, and the form 10-K for the year ended December 31, 2003, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify other important factors that could cause the company’s actual performance to differ from the expectation expressed or implied by these forward-looking statements, including, regulatory review and approvals, manufacturing capabilities, pricing pressures, litigation, stock-price volatility, and marketing effectiveness.  In particular, there can be no assurance that Chiron will timely maintain anticipated levels of profitability, increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

We do not undertake an obligation to update the forward-looking information we are giving today.

NOTE:  FLUVIRIN is a trademark of Chiron Corporation.

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